March 2016 Preliminary Terms No. 841 Registration Statement No. 333-200365 Dated March 4, 2016 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Securities Linked to the S&P 500® Index due October 5, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

The securities offered are unsecured obligations of Morgan Stanley, will pay no interest, provide for a payment at maturity that may be less than the face amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the level of the underlying index has increased, investors will receive the face amount plus 150% participation in the upside performance of the underlying index, subject to the capped value of $1,270 to $1,320 per security (to be determined on the pricing date). If the level of the underlying index has decreased, but the underlying index has not decreased by more than 10%, the securities will redeem for the face amount. However, if the underlying index has decreased by more than 10%, investors will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the underlying index in excess of 10%. Investors may lose up to 90% of the face amount of the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their investment and forgo current income and upside above the capped value in exchange for the participation rate and buffer features that in each case apply to a limited range of performance of the underlying index. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	October 5, 2018*, subject to postponement if the calculation day is postponed
Underlying index:	S&P 500® Index
Aggregate face amount:	$
Redemption amount:

At maturity, the redemption amount per $1,000 face amount of securities will be determined as follows:

• If the ending level is greater than the starting level, the lesser of:

(ii) the capped value.

• If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

• If the ending level is less than the threshold level:

If the ending level is less than the threshold level, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

Notwithstanding anything to the contrary in the accompanying product supplement for PLUS, the amount you will receive at maturity will be the redemption amount, defined and calculated as provided in this document.

Participation rate:	150%
Starting level:	, which is the closing level on the pricing date
Ending level:	The closing level of the underlying index on the calculation day
Calculation day:	September 28, 2018*, subject to postponement for non-index business days and certain market disruption events
Threshold level:	, which is 90% of the starting level
Capped value:	$1,270 to $1,320 per security (127% to 132% of the face amount), to be determined on the pricing date
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	March 31, 2016*
Original issue date:	April 5, 2016* (3 business days after the pricing date)
CUSIP / ISIN:	61761J2G3 / US61761J2G39
Listing:	The securities will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $961.20 per security, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
*To the extent we make any change to the pricing date or original issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.
Commissions and offering price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$27.50	$972.50
Total	$	$	$
(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $27.50 for each security it sells. Dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to $12.50 per security, and WFA will receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)	See “Use of proceeds and hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8. All payments on the securities are subject to the credit risk of Morgan Stanley.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for PLUS, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for PLUS dated February 29, 2016	Index Supplement dated February 29, 2016	Prospectus dated February 16, 2016
Wells Fargo Securities

Securities Linked to the S&P 500® Index due October 5, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

Investment Summary

Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities

The Securities Linked to the S&P 500® Index due October 5, 2018—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the capped value, while using fewer dollars by taking advantage of the participation rate

▪	To obtain a buffer against a specified level of negative performance in the underlying index

The securities are not designed for, and may not be a suitable investment for, investors who:

▪	Seek a liquid investment or are unable or unwilling to hold the securities to maturity

▪	Are unwilling to accept the risk that the ending level of the underlying index may decrease by more than 10% from the starting level, resulting in a loss on the initial investment

▪	Seek uncapped exposure to the upside performance of the underlying index

▪	Seek full return of the face amount of the securities at maturity

▪	Seek current income from their investments

▪	Are unwilling to accept the risk of exposure to the small-capitalization segment of the United States equity market

▪	Seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities

▪	Are unwilling to accept the credit risk of Morgan Stanley

▪	Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

Maturity:	2.5 years
Participation rate:	150%
Capped value:	$1,270 to $1,320 per security (127% to 132% of the face amount), to be determined on the pricing date
Threshold level:	90% of the starting level. The securities provide a 10% buffer, with 1-to-1 downside exposure to the decrease in the level of the underlying index in excess of 10%.
Downside exposure:	Investors may lose up to 90% of the face amount of the securities.
Interest:	None

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $961.20, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the capped value, the participation rate and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

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Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Principal at Risk Securities

Key Investment Rationale

The securities offer leveraged upside exposure to the underlying index, subject to the capped value, while providing limited protection against negative performance of the underlying index. At maturity, if the level of the underlying index has increased, investors will receive the face amount plus 150% participation in the upside performance of the underlying index, subject to the capped value of $1,270 to $1,320 per security (to be determined on the pricing date). If the level of the underlying index has decreased, but the underlying index has not decreased by more than 10%, the securities will redeem for the face amount. However, if the underlying index has decreased by more than 10%, investors will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the underlying index in excess of 10%. Investors may lose up to 90% of the face amount. All payments on the securities are subject to the credit risk of Morgan Stanley.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario	The level of the underlying index increases, and, at maturity, the securities redeem for the face amount plus 150% participation in the upside performance of the underlying index, subject to the capped value of $1,270 to $1,320 per security (to be determined on the pricing date).
Par Scenario	The level of the underlying index decreases by no more than 10%, and, at maturity, the securities redeem for the face amount.
Downside Scenario	The underlying index decreases by more than 10%, and, at maturity, the securities redeem for less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the underlying index in excess of 10%. For example: if the underlying index decreases in value by 25%, the securities will redeem for $850, or 85% of the face amount.

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Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the redemption amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	150%
Threshold level:	90% of the starting level
Hypothetical capped value:	$1,295 (129.5% of the face amount), the midpoint of the specified range for the capped value

Securities Payoff Diagram

How it works

▪	Upside Scenario. If the ending level is greater than the starting level, investors will receive the face amount of $1,000 per security plus 150% of the appreciation of the underlying index over the term of the securities, subject to the capped value. Under the hypothetical terms of the securities, an investor will receive the hypothetical capped value of $1,295 per security (129.5% of the face amount) at an ending level of approximately 119.67% of the starting level.

▪	Par Scenario. If the ending level is less than or equal to the starting level but greater than or equal to the threshold level, investors will receive the face amount of $1,000 per security.

▪	Downside Scenario. If the ending level is less than the threshold level, investors will receive an amount that is less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the underlying index in excess of 10%.

▪	For example, if the underlying index decreases 40%, investors would lose 30% of the face amount and receive only $700 per security at maturity, or 70% of the face amount.

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Principal at Risk Securities

Scenario Analysis and Examples of Redemption Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the underlying index relative to the starting level. We cannot predict the ending level on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying index. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement for PLUS, the amount you will receive per $1,000 face amount of securities at maturity will be the redemption amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	2.5 years
Hypothetical starting level:	2,000
Hypothetical threshold level:	1,800 (90% of the hypothetical starting level)
Participation rate:	150%
Hypothetical capped value:	$1,295 per security (129.5% of the face amount), the midpoint of the specified range for the capped value
* The actual starting level, threshold level and capped value for the securities will be determined on the pricing date.

Example 1—The level of the underlying index increases from a starting level of 2,000 to an ending level of 2,200.

Because the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal:

$1,000 + [$1,000 × [(2,200 – 2,000) / 2,000] × 150%] = $1,150

In this example, the redemption amount is greater than the face amount but less than the capped value. Therefore, on the stated maturity date, you would receive the redemption amount equal to $1,150 per $1,000 face amount of securities, resulting in a total return on the securities of 15%.

Example 2—The level of the underlying index increases from a starting level of 2,000 to an ending level of 2,800.

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 + [$1,000 × [(2,800 – 2,000) / 2,000] × 150%] = $1,600

Therefore, on the stated maturity date, you would receive the hypothetical capped value of $1,295 per $1,000 face amount of securities, resulting in a total return on the securities of 29.50%.

The appreciation potential of the securities is limited by the hypothetical capped value of $1,295 per security, or 129.5% of the face amount. Although the participation rate provides 150% exposure to any increase in the ending level over the starting level, because the redemption amount will be limited to 129.5% of the face amount for the securities (assuming a capped value of $1,295 per security), any increase in the ending level over the starting level by more than approximately 19.67% of the starting level will not further increase the return on the securities.

Example 3—The level of the underlying index decreases from a starting level of 2,000 to an ending level of 1,900.

Because the hypothetical ending level is less than or equal to the hypothetical starting level but greater than or equal to the hypothetical threshold level, the redemption amount would equal:

$1,000

Because the hypothetical ending level is less than or equal to the hypothetical starting level but greater than or equal to the hypothetical threshold level, you would receive the redemption amount equal to $1,000 per $1,000 face amount of securities, resulting in a total return on the securities of 0%.

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Principal at Risk Securities

Example 4—The level of the Index decreases from a starting level of 2,000 to an ending level of 1,200.

Because the hypothetical ending level is less than the hypothetical starting level by more than 10%, you would lose a portion of the face amount of your securities and receive the redemption amount equal to:

$1,000 - [$1,000 × (1,800 – 1,200) / 2,000] = $700

Because the ending level is below the threshold level on the calculation day, the securities will be fully exposed to any decline in the level of the underlying index in excess of 10%. Therefore, the redemption amount is equal to $700 per $1,000 face amount of securities, resulting in a total loss on the securities of 30%.

If the ending level is below the threshold level on the calculation day, the securities will be fully exposed to any decline in the underlying index in excess of 10%. You may lose up to 90% of the face amount of your securities at maturity.

Scenario Analysis – Hypothetical Redemption Amount for each $1,000 Face Amount of Securities.

Performance of the Underlying Index*		Performance of the Securities(1)
Ending Level	Percent Change in Underlying Index Level	Participation Rate	Redemption Amount	Return on Securities(2)
4,000.000	100.000%	150%	$1,295.00	29.50%
3,800.000	90.000%	150%	$1,295.00	29.50%
3,600.000	80.000%	150%	$1,295.00	29.50%
3,400.000	70.000%	150%	$1,295.00	29.50%
3,200.000	60.000%	150%	$1,295.00	29.50%
3,000.000	50.000%	150%	$1,295.00	29.50%
2,800.000	40.000%	150%	$1,295.00	29.50%
2,600.000	30.000%	150%	$1,295.00	29.50%
2,400.000	20.000%	150%	$1,295.00	29.50%
2,393.340	19.667%	150%	$1,295.00	29.50%
2,200.000	10.000%	150%	$1,150.00	15.00%
2,100.000	5.000%	150%	$1,075.00	7.50%
2,000.000(3)	0.000%	N/A	$1,000.00	0.00%
1,900.000	-5.000%	N/A	$1,000.00	0.00%
1,800.000	-10.000%	N/A	$1,000.00	0.00%
1,780.000	-11.000%	N/A	$990.00	-1.00%
1,600.000	-20.000%	N/A	$900.00	-10.00%
1,400.000	-30.000%	N/A	$800.00	-20.00%
1,200.000	-40.000%	N/A	$700.00	-30.00%
1,000.000	-50.000%	N/A	$600.00	-40.00%
800.000	-60.000%	N/A	$500.00	-50.00%
600.000	-70.000%	N/A	$400.00	-60.00%
400.000	-80.000%	N/A	$300.00	-70.00%
200.000	-90.000%	N/A	$200.00	-80.00%
0.000	-100.000%	N/A	$100.00	-90.00%

*.The underlying index excludes cash dividend payments on stocks included in the underlying index.

(1) Assumes a capped value of $1,295 per security (129.5% of the face amount), the midpoint of the specified range for the capped value.

(2) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the redemption amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(3) The hypothetical starting level

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest, and you will receive less, and up to 90% less, than the face amount of your securities at maturity if the ending level is less than the threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level is less than the threshold level, which is 90% of the starting level, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

▪	The appreciation potential of the securities is limited by the capped value. The appreciation potential of the securities is limited by the capped value of $1,270 to $1,320 per security, or 127% to 132% of the face amount (to be determined on the pricing date). Although the participation rate provides 150% exposure to any increase in the ending level over the starting level, because the redemption amount will be limited to 127% to 132% of the face amount for the securities, any increase in the ending level over the starting level by more than 18% to approximately 21.33% of the starting level, depending on the actual capped value, will not further increase the return on the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including: the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the ending level of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the value of the underlying index at any time other than the calculation day. The ending level will be based on the closing level of the underlying index on the calculation day, subject to postponement for non-index business days and certain market disruption events. Even if the level of the underlying index increases prior to the calculation day but then decreases by the calculation day, the redemption amount will be less, and may be significantly less, than it would have been had the redemption amount been linked to the level of the underlying index prior to such decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the ending level, the redemption amount will be based solely on the closing level of the underlying index on the calculation day.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or

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suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the redemption amount on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting level, the threshold level and the ending level

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and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement for PLUS. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase the level at or above which the underlying index must close on the calculation day so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the level of the underlying index on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The stated maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not an index business day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the stated maturity date, the stated maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

▪	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities. No assurance can be given as to the level of the underlying index at any time, including on the calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

▪	Potentially inconsistent research, opinions or recommendations by MS & Co., WFS or their respective affiliates. MS & Co., WFS and their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by MS & Co., WFS or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index to which the securities are linked.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

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In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on March 1, 2016:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,978.35
52 Weeks Ago:	2,117.39
52 Week High (on 5/21/2015):	2,130.82
52 Week Low (on 2/11/2016):	1,829.08

The following graph sets forth the daily closing levels of the underlying index for each quarter in the period from January 1, 2011 through March 1, 2016. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the same period. The closing level of the underlying index on March 1, 2016 was 1,978.35. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical levels of the underlying index as an indication of future performance, and no assurance can be given as to the closing level of the index on the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2011 to March 1, 2016

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S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter (through March 1, 2016)	2,016.71	1,829.08	1,978.35

License Agreement between Morgan Stanley and Standard & Poor’s Financial Services LLC

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. See “S&P 500® Index” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product supplement for PLUS, the amount you will receive at maturity will be the redemption amount, defined and calculated as provided in this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	S&P Dow Jones Indices LLC
Securities:	The accompanying product supplement refers to the securities as the “PLUS,” “Buffered PLUS” and “Bull Market Buffered PLUS.”
Underlying index:	The accompanying product supplement refers to the underlying index as the “underlying asset.”
Face amount:	The accompanying product supplement refers to the face amount as the “stated principal amount.”
Calculation day:	The accompanying product supplement refers to the calculation day as the “valuation date.”
Redemption amount:	The accompanying product supplement refers to the redemption amount as the “payment at maturity.”
Closing level:	The accompanying product supplement refers to the closing level as the “index closing value.” Notwithstanding the definition of “index closing value” in the accompanying product supplement, the “closing level” on any index business day means the closing value of the underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day.
Starting level:	The accompanying product supplement refers to the starting level as the “initial value” or “initial index value.”
Ending level:	The accompanying product supplement refers to the ending level as the “final value” or “final index value.”
Capped value:	The accompanying product supplement refers to the capped value as the “maximum payment at maturity.”
Participation rate:	The accompanying product supplement refers to the participation rate as the “leverage factor.”
Postponement of maturity date:	If the scheduled calculation day is not an index business day or if a market disruption event occurs on that day so that the calculation day as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed. See “Description of PLUS—Postponement of Valuation Date(s)” in the accompanying product supplement for PLUS.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual

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regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index, and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the level of the underlying index on the pricing date, and therefore increase the level at or above which the underlying index must close on the calculation day so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities, including on the calculation day, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. We cannot give any assurance that our hedging activities will not affect the level of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the

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Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and

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(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $27.50 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors, LLC (“WFA”), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $12.50 per security. In addition to the selling concession allowed to WFA, WFS will pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

See "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for PLUS for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the capped value, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Product Supplement for PLUS dated February 29, 2016

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Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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